Exhibit 99.1

Northstar Neuroscience, Inc. Reports Operating Results for the Second Quarter of 2007

SEATTLE—(BUSINESS WIRE)—July 26, 2007—Northstar Neuroscience, Inc. (Nasdaq:NSTR) today reported operating results for the second quarter of 2007. Planned investments in the Company’s EVEREST pivotal trial for stroke motor recovery, other clinical trials, and the RenovaTM Cortical Stimulation System resulted in a net loss of $7.0 million for the quarter ended June 30, 2007. This compares to a net loss of $10.1 million for the quarter ended June 30, 2006. The Company also reported cash and investments of $94.3 million at June 30, 2007 compared to $105.3 million at December 31, 2006.

“During the second quarter, we reached an important milestone with the completion of randomization in our EVEREST pivotal trial for people with hand and arm impairment following stroke,” commented John Bowers, Northstar’s President and CEO. “We continue to lay the groundwork for our PMA submission and had a productive pre-PMA planning meeting with the FDA in April. During the quarter, we also advanced our cortical stimulation pipeline with the presentation of data from our SAHALE study for tinnitus, and made continued progress in our depression feasibility trial, PROSPECT. Initial results from PROSPECT will be presented in September at the Congress of Neurological Surgeons meeting.” Bowers continued, “Looking ahead, our primary focus in the coming months is data collection and analysis for the EVEREST trial and preparation of our PMA submission to the FDA, which we continue to expect to complete by the end of the year.”

Research and development expenses totaled $5.9 million for the quarter ended June 30, 2007, compared to $5.0 million for the quarter ended June 30, 2006. The increase in expenses for the quarter reflects Northstar’s successful execution of the EVEREST clinical trial, ongoing progress in its other clinical trials, and continuing investments in the Renova Cortical Stimulation System.

General and administrative expenses totaled $2.4 million for the quarter June 30, 2007, compared to $1.6 million for the quarter ended June 30, 2006. The increase was primarily due to increased headcount, increased professional services costs associated with operating as a public company and investments to continue development of the Company’s intellectual property portfolio, accompanied by market research and reimbursement planning activities.

Basic and diluted net loss per share applicable to common shareholders was $0.27 for the quarter ended June 30, 2007, compared to $0.65 ($0.46 non-GAAP pro forma) for the quarter ended June 30, 2006. Non-GAAP pro forma net loss per share attributable to common shareholders is calculated assuming that all preferred stock outstanding through May 4, 2006, the date that we became a public company, converted into common stock at the beginning of 2006. Northstar’s management believes that this non-GAAP pro forma information provides meaningful supplemental information that helps investors compare current results to those in prior periods. A reconciliation of actual basic and diluted net loss per share and non-GAAP pro forma basic and diluted net loss per share is shown below.

Conference Call

Northstar Neuroscience will hold a conference call to discuss second quarter operating results today starting at 4:30 p.m. EDT (1:30 p.m. PDT). To listen to the conference call, please dial 1-866-770-7146 (US/Canada) or 1-617-213-8068 (International) and use the participant code “33498459” approximately ten minutes prior to the start time. The conference call will be concurrently webcast. The link to the webcast will be available on the Northstar Neuroscience Web site at www.northstarneuro.com under the investor relations section and will be archived for 30 days after the call.

About Northstar Neuroscience

Northstar Neuroscience is a medical device company focused on developing neurostimulation therapies that offer greater hope for recovery from neurological injury, disorder and disease. Northstar’s proprietary RenovaTM Cortical Stimulation System is an investigational device that delivers targeted electrical stimulation to the outer surface of the brain—the cerebral cortex. The Renova system is currently under investigation for several indications, including stroke motor recovery, aphasia, tinnitus and depression. For more information, visit http://www.northstarneuro.com/.

This release contains information about management’s view of our future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with our financial condition, our ability to complete our ongoing or any future clinical trials, delays in conducting or completing any of our clinical trials, the results of any of our clinical trials, including the results of our EVEREST and PROSPECT clinical trials, which may not be successful or sufficient to secure regulatory approval for our products, our ability to successfully commercialize any approved product, our ability to compete successfully with competitors and our ability to protect and enforce our intellectual property rights. We encourage you to review other factors that may affect our future results in our most recent Form 10-Q and Form 10-K filed with the Securities and Exchange Commission and in other documents we file periodically with the Securities and Exchange Commission.

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Northstar Neuroscience, Inc.

Condensed Balance Sheets Data

(in thousands)

	June 30, 2007	December 31, 2006
Cash, cash equivalents and investment securities	$94,306	$105,347
Other current assets	1,039	1,138
Property and equipment, net	802	865
Other assets	93	93

Total assets	$96,240	$107,443

Accounts payable and accrued liabilities	$5,249	$3,861
Deferred rent and sublease loss	788	844
Shareholders’ equity	90,203	102,738

Total liabilities and shareholders’ equity	$96,240	$107,443

Northstar Neuroscience, Inc.

Condensed Statements of Operations Data

(in thousands, except share and per share data)

	Quarter Ended June 30,		Year to Date June 30,
	2007	2006	2007	2006
Operating expenses:
Research and development	$5,854	$4,987	$11,459	$7,778
General and administrative	2,422	1,613	4,757	3,035
Other operating expenses	—	2,500	—	2,500

Total operating expenses	8,276	9,100	16,216	13,313

Operating loss	(8,276)	(9,100)	(16,216)	(13,313)
Interest income, net	1,290	549	2,641	356
Loss on debt repayment	—	(1,150)	—	(1,150)
Warrant revaluation	—	(360)	—	(290)

Net loss	(6,986)	(10,061)	(13,575)	(14,397)
Preferred stock accretion	—	(564)	—	(2,062)
Net loss applicable to common shareholders	$(6,986)	$(10,625)	$(13,575)	$(16,459)

Basic and diluted net loss per share applicable to common shareholders	$(0.27)	$(0.65)	$(0.53)	$(1.79)

Shares used in computation of basic and diluted net loss per share applicable to common shareholders	25,823,620	16,318,027	25,808,367	9,197,881

Non-GAAP pro forma(1) basic and diluted net loss per share applicable to common shareholders	$(0.27)	$(0.46)	$(0.53)	$(0.74)

Non-GAAP pro forma(1) shares used in computation of basic and diluted net loss per share applicable to common shareholders	25,823,620	21,796,943	25,808,367	19,408,589

(1)	Non-GAAP pro forma basic and diluted net loss per share applicable to common shareholders shows what basic and diluted net loss per share would have been if the conversion of the Company’s shares of redeemable convertible preferred stock into shares of common stock that occurred on May 4, 2006, the date we became a public company, had occurred at the beginning of the respective periods being reported using the as-if-converted method. A reconciliation of the Company’s non-GAAP pro forma net loss per share applicable to common shareholders is as follows:

	Quarter Ended June 30,		Year-to-Date June 30,
	2007	2006	2007	2006
Non-GAAP pro forma net loss per share applicable to common shareholders

Numerator:
Net loss applicable to common shareholders, as reported	$(6,986)	$(10,625)	$(13,575)	$(16,459)
Reversal of accretion to redemption value of redeemable convertible preferred stock	—	564	—	2,062

Pro forma net loss applicable to common shareholders	$(6,986)	$(10,061)	$(13,575)	$(14,397)

Denominator:
Shares used to compute basic and diluted net loss per share applicable to common shareholders	25,823,620	16,318,027	25,808,367	9,197,881
Pro forma adjustments to reflect assumed weighted-average effect of conversion of preferred stock on January 1, 2006	—	5,478,916	—	10,210,108

Non-GAAP pro forma shares used in basic and diluted pro forma net loss per share	25,823,620	21,796,943	25,808,367	19,408,589

Non-GAAP pro forma basic and diluted net loss per share applicable to common shareholders	$(0.27)	$(0.46)	$(0.53)	$(0.74)